Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

California Steel Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File Nos. 333-110867; 333-110867-01) of Companhia Vale do Rio Doce (CVRD) and Vale Overseas Limited (Vale Overseas) of our report dated January 17, 2003, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of California Steel Industries, Inc. and subsidiary for the year ended December 31, 2002, which appears in this Form 6-K of CVRD and Vale Overseas.

Costa Mesa, California

January 4, 2006

/s/ KPMG LLP

KPMG LLP